CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated for reference the 1st day of March, 2003, between InternetStudios.com, Inc. (the "Company") and Venture Spark LLC (the "Consultant" or "Consultants") (f/s/o Jon Vein and Robert Cain).

WHEREAS, the Company wishes to engage the services of the Consultants to act as Consultants for the Company, and the Consultants have agreed to accept such engagement on the terms and conditions set out herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT

The Company hereby agrees to retain the Consultants and the Consultants agree to work for the Company, all in accordance with the terms and provisions of this Agreement.

2. SERVICES

The Consultants shall provide consulting services as follows:

    The Consultants shall deliver a comprehensive Business Plan outlining the proposed structure and operations of the resulting entity from the combination of transactions pertaining to the re-structuring of the Company, including, but not limited to: the acquisition of RKO Pictures, the integration of the Trocadero Library into the Company's operations, and the execution of an agreement with Global Media or any other media provider. Such Business Plan shall be comprehensive and include, at a minimum, executive summary, industry overview and trends, business models, revenue streams, detailed financial models including projections, pro forma income statements, cash flows for 5 years, other pertinent financial information, asset descriptions, operating statements, market strategies, and use of proceeds.
    The Consultants shall use their reasonable efforts to assist in procuring third-party investment capital to fund the Company's capital plan by introduction to prospective investors, financiers, or guarantors of a Company credit facility.

All such services shall be at the request and under the direction of the senior management of the Company.

3. TERM

The initial term of this Agreement shall be Two (2) Months commencing on March 1, 2003 and ending on April 30, 2003.

4. REMUNERATION

The Company shall pay the Consultants fees as follows:

  $15,000 (US$) immediately on execution of this Agreement;
  $15,000 (US$) on completion and acceptance of the Business Plan but no later than April 18, 2003.
  In addition, the Consultants shall immediately receive 30,000 shares of common stock in the Company, such shares to be restricted by Rule 144 of the Securities and Exchange Act (1934);
  The Company shall also convey to the Consultants an additional 30,000 shares of free-trading common stock upon closing of a financing of the Company in excess of $2.5 million dollars or the closing of the acquisition of RKO Pictures.
  In the event that the Consultants provide an introduction to a financier willing to invest in a Private Placement of the Company's shares, or guarantor for the Company's Credit Facility, and such party participates in the Company's financing, then the Consultants shall be entitled to a fee of 6% of the value of the investment or guarantee, payable 50 % in cash and 50% in stock, unless an alternate payment arrangement is established and agreed through good faith negotiations between the Parties.

5. CONFIDENTIALITY/NON-CIRCUMVENTION

The Consultants agree that they shall not, either during the Term or within one year thereafter, disclose to any person, any confidential information concerning the business or affairs of the Company which the Consultants may have acquired in the course of or incidental to the performance of their obligations hereunder or otherwise, and the Consultants shall not directly or indirectly use (whether for their own benefit or to the detriment or intended detriment of the Company) any Confidential Information they may acquire with respect to the business or affairs of the Company. All such information shall be held by the Consultants in trust for the Company for the sole benefit of the Company. "Confidential Information" does not include (a) information that is in the possession of the Consultant at the time of disclosure as shown by the Consultant's files and records immediately prior to the time of disclosure; (b) information that is or becomes generally available to the public or in the public domain other than as a result of a disclosure by the Consultant; (c) information that is or becomes available to the Consultant from a source other than the Company; and (d) information required to be disclosed by a court or other governmental body so long as the Consultant notifies the Company of the disclosure of Confidential Information before such disclosure and cooperates with the Company if the Company contests such disclosure. Notwithstanding the foregoing, it is understood that in the exercise of Consultants' duties under paragraph 2ii above it shall be necessary for Consultants to discuss with third parties information of a general nature about the Company and its opportunities, and that such discussions shall not constitute a breach of this Agreement. In addition, the Parties agree not to circumvent, attempt to circumvent, avoid, by-pass, or in any manner enter into any separate business transaction with individuals, corporations, or other entities with respect to the specific transactions contemplated herein, related to information or introduction from or by the Parties or any associate(s) of the Parties. Notwithstanding the foregoing, to the extent Consultants have or enter into relationships with 3rd parties who have sought or seek to enter into transactions contemplated hereunder it shall not be deemed a breach of this agreement.

6. INDEPENDENT CONTRACTORS

The relationship between the parties is that of independent contractors only, and nothing in this Agreement shall be construed as creating a master - servant or partnership relationship between the parties. In addition, the parties agree that this Agreement may not be assigned in whole or in part by the Consultants or the Company.

7. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8. NOTICES

Any notice required or permitted to be given under this Agreement shall be considered to be sufficient if in writing and delivered to the address above-noted of the party being notified.

9. ARBITRATION

All matters and differences in relation to this Agreement shall be referred to arbitration by a single arbitrator if the parties agree on one, and otherwise to three (3) arbitrators, one to be appointed by each party and a third to be chosen by the first two appointed. Any award or determination of such arbitrator or arbitrators shall be final and binding. The provisions of the AAA (California) shall govern the arbitration procedure and the provisions of this clause shall be deemed to be a submission to arbitration within AAA rules and procedures. The prevailing party shall be entitled to attorneys fees and costs

10. ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties and may be modified only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the 1st day of March 2003.

INTERNETSTUDIOS.COM, INC.

Per: /s/ Mark Rutledge

Authorized Signatory

VENTURE SPARK, LLC

Per: /s/ Robert Cain

Authorized Signatory